March 29, 2017

Greg Straughn
[Address: Redacted]

Re:	Transition of Employment

Dear Greg,

This letter confirms the terms of the transition of your employment with A10 Networks, Inc. (the “Company”) and additionally amends certain provisions of the Change in Control and Severance Agreement by and between you and the Company dated December 1, 2013 (the “Agreement”), as described below.

Transition. On February 23, 2017 (the “Transition Date”), you voluntarily resigned from all Company positions held by you, other than as an employee of the Company, but including without limitation the position of Chief Financial Officer of the Company (“CFO”) and any other officer or director positions with the Company or any of its subsidiaries. You agree to execute any documents necessary to reflect such resignations. Unless earlier terminated by the Company for Cause (as defined in the Agreement), your employment with the Company will terminate on April 1, 2017 (the “Termination Date” and such period of your employment from the Transition Date through the Termination Date, the “Transition Period”). During the Transition Period, you will be employed with the Company and assist the Company in ensuring a successful transition of the CFO role and such other tasks as may be reasonably assigned to you by the Company’s Chief Executive Officer (“CEO”).

Compensation and Benefits. During the Transition Period, you will continue to receive your annualized base salary of $285,000 in accordance with the Company’s normal payroll practices, less any applicable withholdings, and continue to participate in the Company’s employee benefit plans and policies, to the extent eligible under the terms and conditions of the applicable plan and subject to the terms of this letter.

Equity Awards. The Company previously granted you certain equity awards covering shares of the Company’s common stock, as set forth in Appendix A attached hereto (the “Awards”), under the Company’s 2014 Equity Incentive Plan or 2008 Stock Plan (each, a “Plan,” and together, the “Plans”), and subject to award agreements under such applicable Plans (together with the Plans, the “Stock Agreements”). During the Transition Period, you will remain eligible to continue vesting in the Awards in accordance with the terms of the Stock Agreements.

Transition Bonus. You will be eligible to receive a one‑time cash bonus in an amount equal to $30,000 (the “Transition Bonus”), less any applicable withholdings, which will become payable contingent upon the successful transition of the CFO role, as determined by the CEO, in his sole discretion. Any Transition Bonus payable to you will be paid within ten (10) days following the Termination Date.

Amendment to Change in Control and Severance Agreement. This letter amends Section 3(a) of the Agreement such that, provided, on or before the Termination Date, the Company has not terminated your employment for Cause, and you satisfy such other conditions as are set forth in the Agreement (including without limitation, timely signing and not revoking the Separation Agreement and Release attached hereto as Appendix B (the “Release”)), then: (a) the Company will provide you the severance payments and benefits set forth in Sections 3(a)(i) and (ii) of the Agreement; (b) certain of your Awards will be amended as set forth in subsection (i) below; and (c) you will be permitted to retain certain Company‑provided devices as set forth in subsection (ii) below.

(i)Any Awards that are stock options that are outstanding and exercisable as of the date that your employment with the Company terminates (“Options”) will remain outstanding and exercisable through the one (1) year anniversary of such date, subject to earlier termination as set forth in the applicable Plan, and provided further that in no event will any Option be exercisable beyond the Option’s maximum term to expiration. You acknowledge and agree

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that, to the extent that any Option is currently considered an incentive stock option within the meaning of Internal Revenue Code Section 422 (“ISO”), the extension of the post‑employment exercisability period with respect to such Options in and of itself may cause the Option to cease to be an ISO and instead be treated as a nonstatutory stock option (“NSO”); and further, that in any event any ISOs will convert into NSOs automatically to the extent that the Option remains outstanding three (3) months and one (1) day after you cease to be an employee of the Company. You are advised to consult with your tax or other applicable adviser with respect to the tax consequences of this letter and the Agreement (as amended by this letter).

(ii)You will be permitted to retain as your personal property your current, Company‑provided iPad, laptop computer and personal computer (the “Transferred Devices”), provided that on or before the Termination Date, you will provide the Transferred Devices to the Company for the review and/or removal of any Company Property and Confidential Information (as defined below) from the Transferred Devices as the Company deems necessary or appropriate, including without limitation any Company‑licensed software the Company deems necessary to remove to comply with its licensing obligations. You agree to work with the Company, in good faith, to identify any Company Property and Confidential Information in the Transferred Devices upon the Company’s request; you also acknowledge that the Company, in its discretion, may elect to restore such devices to their original factory settings and in the process permanently delete all data on each such device, and you hereby consent to such process. For purposes of this letter, “Company Property and Confidential Information” means all trade secrets and confidential and proprietary information of the Company or any of its subsidiaries, including files, records, computer access codes and instruction manuals, as well as all documents and other items provided to you by the Company, developed or obtained by you in connection with your employment with the Company, or otherwise belonging to the Company or any of its subsidiaries.

Except as provided above, you will not be eligible to receive any other severance payments and benefits under the Agreement.

At-will Employment; Confidentiality Agreement. During the Transition Period, your employment will remain at‑will. Either party may terminate the employment relationship between you and the Company at any time and for any reason, subject to the terms of the Agreement as amended by this letter. You reaffirm and agree to observe and abide by the terms of the Employment, Confidential Information and Invention Assignment Agreement dated June 21, 2011, entered into between you and the Company (the “Confidentiality Agreement”), specifically including the provisions therein regarding nondisclosure of the Company’s Confidential Information (as defined in the Confidentiality Agreement), and non‑solicitation of the Company’s employees.

Protected Activity Not Prohibited. You understand that nothing in this letter, the Agreement, the Confidentiality Agreement, or the Stock Agreements, will in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this letter, “Protected Activity” will mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local governmental agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Any language in the Confidentiality Agreement regarding your right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this letter. In addition, pursuant to the Defend Trade Secrets Act of 2016, you are notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to

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the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

Tax Withholdings; Section 409A. All payments made under this letter will be subject to any applicable tax withholdings. All payments and benefits under this letter are intended to be exempt from or otherwise comply with Internal Revenue Code Section 409A and the regulations and any guidance promulgated thereunder and any state law equivalent (“Section 409A”) so that none of the payments and benefits under this letter will be subject to any additional tax imposed by Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to be exempt or to so comply. To the extent required to be exempt from or comply with Section 409A, references to the termination of your employment or similar phrases herein will be references to your “separation from service” within the meaning of Section 409A. Each payment and benefit payable under this letter in connection with your separation from service is intended to constitute a separation payment for purposes of Treasury Regulations Section 1.409A‑2(b)(2). In no event will the Company reimburse you for any taxes imposed or other costs incurred as a result of Section 409A.

Miscellaneous. Except as expressed modified by the terms of this letter, your Agreement, Stock Agreements, and Confidentiality Agreement will remain in full force and effect in accordance with their terms. This letter may be amended at any time only by mutual written agreement between you and the Company. This letter, together with the Agreement, the Stock Agreements and the Confidentiality Agreement (in each case, to the extent not amended hereby), constitute the entire agreement, and supersede in their entirety all prior agreements, between you and the Company with respect to the subject matter hereof. This letter will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

To accept the terms and conditions of this letter, please sign and date this letter and return it to Robert Cochran no later than March 31, 2017.

We thank you for your service to the Company and wish you success in your future endeavors.

Sincerely,

A10 Networks, Inc.

By: /s/ Lee Chen	March 29, 2017
Lee Chen, CEO	Date

Acknowledged and Agreed:

By: /s/ Greg Straughn	March 29, 2017
Greg Straughn	Date

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APPENDIX A

EQUITY AWARDS

Type of Award	Grant Date	Grant Number	Plan	Per Share Exercise Price	Total Number of Shares Subject to Award at Grant	Vested and Exercisable Shares Subject to Options as of 2/28/2017	Unvested Shares Subject to Award as of 2/28/2017
Option	07/01/2011	758	(A)	$3.0000	116,666	110,085	0
Option	07/01/2011	NQ000758	(A)	$3.0000	16,667	16,667	0
Option	07/01/2011	759	(A)	$3.0000	109,333	109,333	0
Option	10/24/2013	1678	(A)	$8.5125	29,368	19,969	9,399
Option	10/24/2013	NQ001678	(A)	$8.5125	138,632	120,029	18,603
Option	12/22/2014	1483	(B)	$4.4000	90,000	48,750	41,250
Option	02/12/2016	1863	(B)	$5.5200	92,000	23,000	69,000
PSU	12/22/2014	1490	(B)	$0	33,333	N/A	33,333
PSU	12/22/2014	1491	(B)	$0	66,667	N/A	66,667
PSU	2/12/2016	2479	(B)	$0	75,000	N/A	45,002

(A) 2008 Stock Plan
(B) 2014 Equity Incentive Plan

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APPENDIX B

A10 NETWORKS, INC.
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (the “Agreement”) is made by and between Greg Straughn (“Executive”) and A10 Networks, Inc., a Delaware corporation (the “Company”) (collectively referred to as the “Parties”).
WHEREAS, Executive was employed by the Company.
WHEREAS, Executive and the Company entered into that certain Change in Control and Severance Agreement dated December 1, 2013 (the “Severance Agreement”).
WHEREAS, Executive and the Company entered into that certain Transition of Employment Letter dated March 29, 2017 (the “Transition Letter”).
WHEREAS, Executive’s employment with the Company terminated effective as of April 1, 2017 (the “Separation Date”).
Now, therefore, in consideration for the mutual promises made herein, the Company and Executive hereby agree as follows:
1.Consideration. The Company will provide Executive any payments and benefits Executive is entitled to receive pursuant to the sections of the Transition Letter titled “Amendment to Change in Control and Severance Agreement” and “Transition Bonus,” subject to the terms herein and therein (the provisions set forth in such sections, collectively, the “Payment Provisions”).
2.Resignation. Effective as of the Separation Date, Executive is deemed to have resigned voluntarily from all positions held by him with the Company or any of its subsidiaries, without any further action required by Executive, provided that Executive will execute any documents necessary to reflect such resignations.
3.Equity Awards. Executive and the Company agree that for purposes of determining the number of shares of Company common stock (“Shares”) that (x) Executive is entitled to purchase from the Company pursuant to any stock options to purchase Shares granted by the Company to Executive or (y) have vested in Executive with respect to any other equity awards covering Shares granted by the Company to Executive (such stock options and other awards, the “Awards”), Executive will be considered to have vested only up to the Separation Date. Executive acknowledges that as of the Separation Date, Executive holds only those outstanding Awards as set forth in Exhibit A attached hereto, and Executive will have vested in the portion of such Awards as specified in Exhibit A attached hereto. The Awards, including the exercise of Executive’s vested stock options and the underlying Shares, will continue to be governed by the terms and conditions of the Company’s equity plans under which the Awards were granted and the applicable Award agreement thereunder (and with respect to such stock options, as amended by the Transition Letter) (the “Stock Agreements”).
4.Benefits. Executive’s health insurance benefits (medical, dental and vision) will cease on April 30, 2017, subject to Executive’s right to continue his health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Executive’s participation in all other benefits and incidents of employment, including without limitation, vesting in Awards, and the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date.
5.Payment of Compensation and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs,

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fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.
6.Return of Company Property. Executive acknowledges and agrees that Executive has returned to the Company all trade secrets and confidential and proprietary information of the Company or any of its subsidiaries, including files, data, records, computer access codes and instruction manuals, as well as all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company or any of its subsidiaries (“Company Property and Confidential Information”). Executive further agrees not to keep any copies of Company Property and Confidential Information. Executive also acknowledges and agrees that he has not retained any copies, duplicates, reproductions, computer disks, or excerpts of any Company Property and Confidential Information.
7.Release of Claims. Executive agrees that the payments and benefits set forth in this Agreement represent settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 30 below), including, without limitation:
a.    any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;
b.    any and all claims relating to, or arising from, Executive’s right to purchase or receive, or actual purchase or receipt of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
c.    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; any obligations under any agreement providing stock options, restricted stock or other rights to acquire common stock of the Company; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; the California Family Rights Act; the California Labor Code, except as prohibited by law; the California Workers’ Compensation Act, except as prohibited by law; and the California Fair Employment and Housing Act;
e.    any and all claims for violation of the federal or any state constitution;

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f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds payable to or received by Executive; and
h.    any and all claims for attorneys’ fees and costs.
Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement nor to Executive’s rights of indemnity as a former employee of the Company. This release does not release claims that cannot be released as a matter of law, including, but not limited to: (1) Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; and Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company); (2) claims under Division 3, Article 2 of the California Labor Code (which includes California Labor Code section 2802 regarding indemnity for necessary expenditures or losses by Executive); and (3) claims prohibited from release as set forth in California Labor Code section 206.5 (specifically “any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made”).
8.Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days following the Separation Date within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.
9.California Civil Code Section 1542. Executive acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect. Executive fully understands that, if any fact with respect to any matter covered by this Agreement is found hereafter to be other than or different from the facts now believed by Executive to be true, Executive expressly accepts and assumes that this Agreement shall be and remain effective, notwithstanding such difference in the facts.

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10.No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. Executive also agrees not to pursue any action nor seek damages or any other remedies concerning, or in any manner to bring, institute, prosecute, or pursue, any claims for any released claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. Executive agrees to execute any and all documents necessary to request dismissal or withdrawal, or to opt-out, of such claims with prejudice.
11.Trade Secrets and Confidential Information/Company Property. Executive acknowledges that during Executive’s employment, Executive may have obtained confidential, proprietary and trade secret information, including information relating to the Company’s products, plans, designs and other valuable confidential information. Executive reaffirms and agrees to observe and abide by the terms of the Employment, Confidential Information and Invention Assignment Agreement dated June 21, 2011, entered into between Executive and the Company (the “Confidentiality Agreement”), specifically including the provisions therein regarding nondisclosure of the Company’s Confidential Information (as defined in the Confidentiality Agreement), and non-solicitation of the Company’s employees. The Confidentiality Agreement is incorporated herein by reference and Executive agrees and acknowledges that Executive continues to be bound by those obligations to preserve and protect the Company’s trade secrets and confidential and proprietary information even after Executive’s employment has ended. Subject to Executive’s right to engage in Protected Activity (as defined herein), Executive agrees not to use or disclose any such confidential information unless required by subpoena or court order, and that Employee will first give the Company written notice of such subpoena or court order with reasonable advance notice to permit the Company to oppose such subpoena or court order if it chooses to do so.
12.Cooperation with Investigations/Litigation. Executive agrees, upon the Company’s request, to reasonably cooperate in any Company investigations, regulatory matters, arbitrations, and/or litigation regarding events that occurred during Executive’s tenure with the Company. The Company agrees that it will reimburse Executive for reasonable expenses Executive incurs in extending such cooperation, so long as Executive provides advance written notice of Executive’s request for reimbursement.
13.No Cooperation. Executive further agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order to the Company. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.
14.Non‑disparagement. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Executive shall direct any inquiries by potential future employers to the Company’s human resources department and the Company agrees to a neutral employment reference, and upon inquiry, the Company shall provide only Executive’s job title, dates of employment, and if authorized by Executive in writing, his salary information.
15.Protected Activity Not Prohibited. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local governmental agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take

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all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Any language in the Confidentiality Agreement regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this Section 14 is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
Notwithstanding the above, unless otherwise prohibited by law, by signing this Agreement Executive releases and waives Executive’s right to claim or recover, share or participate in, monetary damages from the Company in any charge, complaint, or lawsuit filed by Executive, by such agencies, or by anyone else on Executive’s behalf, for any released claims resulting from any of the above proceedings. This Agreement does not, however, limit Executive’s right to receive an award directly from such agencies when provided for by law. Further, Executive understands that claims challenging the validity of this Agreement under the ADEA as amended by the Older Workers Benefit Protection Act are not released.
16.No Representations. Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
17.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
18.Breach. Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law.
19.No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.
20.Non‑solicitation. Executive agrees that for a period of twelve (12) months immediately following the Separation Date, Executive shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.
21.Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or as otherwise provided herein, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

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22.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.
23.ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SANTA CLARA COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.
24.Taxes.
a.    All payments made pursuant to this Agreement will be subject to any applicable tax withholdings. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.
b.    The payments and benefits under this Agreement are intended to be exempt from or otherwise comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and guidance promulgated thereunder, and any applicable state law equivalent (together, “Section 409A”), and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or to so comply. In no event will any payments or benefits under this Agreement be made later than March 15, 2018. Each payment and benefit payable pursuant to this Agreement in connection with Executive’s separation from service is intended to constitute a separate payment for purposes of Section 1.409A‑2(b)(2) of the Treasury Regulations. In no event will the Company reimburse Executive for any tax imposed or other costs incurred as a result of Section 409A.
25.Entire Agreement. This Agreement, together with the Confidentiality Agreement, Stock Agreements, and the Payment Provisions, represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, including without limitation the offer letter dated May 31, 2011, by and between the Company and Executive, the Severance Agreement and the Transition Letter (other than the Payment Provisions).

A10 Networks, Inc.	3 West Plumeria Drive San Jose, CA 95134 USA	10

26.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
27.No Oral Modification. This Agreement may be amended only in a writing signed by Executive and the Company’s Chief Executive Officer.
28.Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of California.
29.Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
30.Voluntary Execution of Agreement. Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:
(a)    He has read this Agreement;

(b)	He has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	He understands the terms and consequences of this Agreement and of the releases it contains; and
(d)    He is fully aware of the legal and binding effect of this Agreement.
31.Effective Date. Executive understands and agrees that this Agreement will be null and void if not executed by him within the period of twenty‑one (21) days following his Separation Date as set forth in Section 8 above. This Agreement will become effective on the eighth (8th) day after Executive signs this Agreement, so long as it has not been revoked by Executive before that date (the “Effective Date”). Any notice of revocation must be sent by certified mail to the attention of the Company’s General Counsel.

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IN WITNESS WHEREOF, the Parties have executed this Separation Agreement and Release on the respective dates set forth below.

GREG STRAUGHN, an individual
Date: April 3, 2017	By: /s/ Greg Straughn
Greg Straughn

A10 NETWORKS, INC.
Date: April 3, 2017	By: /s/ Laure Buzzell
Laure Buzzell
VP, Worldwide Human Resources

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EXHIBIT A
SCHEDULE OF EXECUTIVE EQUITY AWARDS

Type of Award	Grant Date	Grant Number	Plan	Per Share Exercise Price	Total Number of Shares Subject to Award at Grant	Shares Vested and Exercisable as of Separation Date
Option	07/01/2011	758	(A)	$3.0000	116,666	[110,085]
Option	07/01/2011	NQ000758	(A)	$3.0000	16,667	[16,667]
Option	07/01/2011	759	(A)	$3.0000	109,333	[109,333]
Option	10/24/2013	1678	(A)	$8.5125	29,368	[21,144]
Option	10/24/2013	NQ001678	(A)	$8.5125	138,632	[122,354]
Option	12/22/2014	1483	(B)	$4.4000	90,000	[50,625]
Option	02/12/2016	1863	(B)	$5.5200	92,000	[24,916]

(A) 2008 Stock Plan
(B) 2014 Equity Incentive Plan

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